Exhibit 5.1

OPINION OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

[FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP LETTERHEAD]

April 19, 2021

NiSource Inc.

801 East 86th Avenue,

Merrillville, Indiana 46410

Ladies and Gentlemen:

We have acted as counsel to NiSource Inc., a Delaware corporation (“NiSource” or the “Company”), in connection with the Company’s Registration Statement on Form S-3 (Registration No. 333-234422), as may be amended from time to time (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issue and sale of 8,625,000 of the Company’s Series A Corporate Units (the “Corporate Units”) as described in the Company’s Prospectus Supplement, dated April 13, 2021 (the “Prospectus Supplement” which, together with the Company’s Base Prospectus dated November 1, 2019, together with the documents incorporated by reference therein, is the “Prospectus”).

Each Corporate Unit has a stated amount of $100 and initially consists of (i) a Purchase Contract (a “Purchase Contract”) issued by the Company pursuant to which the holder thereof will agree to purchase from the Company and the Company will agree to sell to the holder thereof on December 1, 2023, subject to earlier settlement or termination,, a variable number of shares of the Company’s common stock, $0.01 par value (the “Common Stock”), equal to the Settlement Rate (as defined in the Prospectus), subject to anti-dilution adjustments , in accordance with the terms of the Purchase Contract and Pledge Agreement (as defined below), and (a) a 1/10th, or 10%, undivided beneficial ownership interest in one share of the Company’s Series C Mandatory Convertible Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share (the “Mandatory Convertible Preferred Securities”) (the Purchase Contracts together with the Mandatory Convertible Preferred Stock, in the form of Corporate Units, the “Securities”). The Mandatory Convertible Preferred Securities will automatically convert into shares of Common Stock on the second business day immediately following the last trading day of the “mandatory averaging period” (the “Underlying Securities”). The Purchase Contracts will be issued under a Purchase Contract and Pledge Agreement dated as of the Closing Date (the “Purchase Contract and Pledge Agreement”) among the Company and U.S. Bank National Association, as Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary. The Mandatory Convertible Preferred Securities will be established by a Certificate of Designations to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Designations”) to be filed with the Secretary of State of Delaware on or before April 19, 2021. The holders of the Corporate Units will pledge their interests in the Mandatory Convertible Preferred Securities forming a part of the Corporate Units to the Collateral Agent under the Purchase Contract and Pledge Agreement to secure their obligations under the Purchase Contracts to purchase shares of Common Stock. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

We have examined, among other documents, the following:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)

specimen copies of the certificates representing the Corporate Units, the “Series A Treasury Units,” the “Series A Cash Settled Units,” and the Mandatory Convertible Preferred Securities (each included as Exhibits 4.2, 4.3, .4.4 and 4.5, respectively, to the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission herewith (the “Form 8-K”));

(d)

the Certificate of Designations with respect to the Mandatory Convertible Preferred Securities (the “Certificate of Designations”) filed with the Secretary of State of the State of Delaware on April 19, 2021 and included as Exhibit 3.1 to the Form 8-K;

(e)

the Underwriting Agreement, dated April 13, 2021 (the “Underwriting Agreement”), among the Company and the Underwriters named on Schedule I thereto, pursuant to which the Corporate Units are being sold;

(f)	the Purchase Contract and Pledge Agreement;

(g)

true and correct copies of the Amended and Restated Certificate of Incorporation of the Company, dated August 3, 2015, as further amended by the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated May 7, 2019 (the “Certificate of Incorporation”);

(h)	true and correct copies of the Amended and Restated Bylaws of the Company, as amended and restated through January 26, 2018 (the “Bylaws”); and

(i)

resolutions of the board of directors of the Company relating to, among other things, the authorization and issuance of the Corporate Units, the Purchase Contracts, and the Mandatory Convertible Preferred Securities.

The documents referred to in items (c) through (f), inclusive, are referred to collectively herein as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

To the extent it may be relevant to the opinions expressed below, we have assumed that (i) all of the parties to the Documents (other than the Company) are validly existing and in good standing under the laws of their respective jurisdictions of organization, (ii) all of the parties to the Documents (other than the Company) have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder, and (c) consummate the transactions contemplated thereby, (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto (other than the Company), (iv) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinion below as to the Company), enforceable against such parties in accordance with their respective terms, and (vi) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Corporate Units, including the Purchase Contracts forming a part thereof, have been duly authorized by the Company and issued, and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Mandatory Convertible Preferred Securities have been duly authorized by the Company and, when issued and delivered, will be validly issued, fully paid and nonassessable.

3. The Common Stock has been duly authorized and reserved by all requisite corporate action on the part of the Company and, when issued upon conversion of the Mandatory Convertible Preferred Securities in accordance with the Certificate of Designations and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinions set forth above are subject to the following qualifications: (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinions expressed herein are limited to the applicable provisions of the General Corporation Law of the State of Delaware and the laws of the State of New York as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no responsibility to update or supplement this letter after the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the references to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP